Exhibit 99.1

Name and Address of Reporting Person:	York Capital Management Global Advisors LLC
767 Fifth Avenue
New York, NY 10153

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported
(Month/Day/Year):	March 17, 2021

Footnotes to Form 4

(1) This statement is being filed by the following Reporting Persons: York Capital Management Global Advisors LLC (“YGA”); York Capital Management, L.P. (“York Capital”); York Credit Opportunities Fund, L.P. (“York Credit Opportunities”); York Credit Opportunities Investments Master Fund, L.P. (York Credit Opportunities Master”); York Select Strategy Master Fund, L.P. (“York Select Strategy”); York Select Domestic Holdings LLC (“York Select Domestic Holdings”); York European Distressed Credit Fund II, L.P. (“York European Fund”); York Multi-Strategy Master Fund, L.P. (“York Multi-Strategy”); York Tactical Energy Fund PIV-AN, L.P. (“York Tactical”); York Tactical Energy Fund, L.P. (“York Tactical”); Dinan Management, L.L.C. (“Dinan Management”); York Credit Opportunities Domestic Holdings, LLC (“York Credit Opportunities Domestic”); York European Distressed Credit Holdings II, LLC (“York European Holdings”); York Tactical Energy Holdings, LLC (“York Tactical Holdings”); William Vrattos and Thanasi Skafidas.

(2) YGA is the sole managing member of: Dinan Management, which in turn is the general partner of each of York Capital, York Credit Opportunities Master and York Multi-Strategy; York Select Domestic Holdings, which in turn is the general partner of York Select Strategy; York European Holdings, which in turn is the general partner of York European Fund; York Credit Opportunities Domestic, which in turn is the general partner of York Credit Opportunities; and York Tactical Holdings, which in turn is the general partner of York Tactical PIV-AN and York Tactical.. Mr. Vrattos is a Partner and Co-Chief Investment Officer at York Capital and director of the Issuer.

(3) Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein, except to the extent of its or his pecuniary interest.

(4) Represents 880 shares of Series C Convertible Preferred Stock (the “Series C Preferred Shares”) issuable to York Capital (comprised of 863 to be issued for $1,000 per share and 17 to be issued as the origination fee), 1,160 Series C Preferred Shares issuable to York Multi-Strategy (comprised of 1,137 to be issued for $1,000 per share and 23 to be issued as the origination fee), 1,428 Series C Preferred issued to York Credit Opportunities (comprised of 1,400  to be issued for $1,000 per share and 28 to be issued as an origination fee), 1,632 Series C Preferred Shares issuable to York Credit Opportunities Master (comprised of 1,600 to be issued for $1,000 per share and 32 to be issued as an origination fee), 2,040 Series C Preferred Shares issuable to York European Fund (comprised of 2,000 to be issued for $1,000 per share and 40 to be issued as an origination fee), 1,700 Series C Preferred Shares issuable to York Tactical (comprised of 1,667 to be issued for $1,000 per share and 33 to be issued as an origination fee), and 3,400 issuable to York Tactical PIV-AN (comprised of 3,333 to be issued for $1,000 per shares and 67 in each case, pursuant to that certain Series C Convertible Preferred Stock Purchase Agreement, by and among York Capital, York Multi-Strategy, York Credit Opportunities, York Credit Opportunities Master, York European Fund, York Credit Opportunities Domestic, York Tactical, York Tactical PIV-AN and the Issuer, dated as of March 17, 2021 (the “Series C Purchase Agreement”) filed by YGA as Exhibit 10.31 to Amendment No. 9 to Schedule 13D.

(5) The Issuer has the option to convert all, but not less than all of the Series C Preferred Shares into shares of Common Stock at a conversion price of $2.9632 per share, subject to adjustments, on any date on which the volume weighted average trading price of Common Stock for each trading day during any 60 of the prior 90 trading days is equal to or greater than 175% of the applicable conversion price, subject to adjustments and certain terms and conditions, pursuant to the Certificate of Designations, filed by the Issuer as Exhibit 3.1 to the Current Report on Form 8-K filed on March 18, 2021 (the “Certificate of Designations”). The Issuer must convert all Series C Preferred Shares into shares of Common Stock at a conversion price of $2.9632 on the earlier of (i) 10 business days following a FID Event (as defined in the Series C Certificate of Designations) and (ii) the 10 year anniversary of the closing date under the Series C Purchase Agreement (the “Closing Date”), in each case, subject to adjustments, including for dividends, as specified in the Certificate of Designations.

(6)  Subject to certain adjustments as specified in the Certificate of Designations.

(7) Convertible initially into 4,130,669 shares of Common Stock, which represents: 296,976 shares issuable to York Capital upon conversion; 481,911 shares issuable to York Credit Opportunities upon conversion; 550,755 shares issuable to York Credit Opportunities Master upon conversion; 688,444 shares issuable to York European Fund upon conversion; 391,498 shares issuable to York Multi-Strategy upon conversion; 1,147,408 shares issuable to York Tactical PIV-AN upon conversion; and 573,704 shares issuable to York Tactical upon conversion.

(8) Subject to certain adjustments as specified in the Series C Warrant Agreement contemplated by the Series C Purchase Agreement (the “Series C Warrant Agreement”), filed by the Issuer as Exhibit 4.1 to the Current Report on Form 8-K filed on March 18, 2021.

(9) Represents 17,924 warrants issuable to York Capital, 29,874 warrants issuable to York Credit Opportunities, 34,356 warrants issuable to York Credit Opportunities, 41,824 warrants issuable to York European Fund, 23,899 warrants issuable to York Multi-Strategy, 70,205 warrants issuable to York Tactical PIV-AN, and 35,849 warrants issuable to York Tactical, in each case, with the Series C Preferred Shares pursuant to the Series C Purchase Agreement.

(10) Exercisable by holder before 5 p.m. Central Standard time on the third anniversary of the Closing Date.  Prior to such date, the Issuer can force mandatory exercise if the volume weighted average trading price of shares of Common Stock for each trading day during any 60 of the 90 prior trading days is equal to or greater than 175% of the conversion price of the Issuer’s Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, in each case, subject to adjustments as specified in the Series C Warrant Agreement.

(11) Exercisable initially into an equal number of shares of Common Stock, subject to adjustments as specified in the Series C Warrant Agreement.

(12) The warrants are issuable with the Series C Preferred Shares for no additional consideration.